Exhibit 99.1

FOR IMMEDIATE RELEASE

CORE MOLDING TECHNOLOGIES REPORTS SECOND QUARTER 2017 RESULTS

COLUMBUS, Ohio – August 3, 2017 – Core Molding Technologies, Inc. (NYSE American: CMT) (“Core Molding” or the “Company”) today announced results for the second quarter ended June 30, 2017.

“Core Molding delivered strong bottom line growth in the second quarter of 2017 with net income increasing 48% relative to the second quarter of 2016,” said Kevin Barnett, President and Chief Executive Officer. “Product sales were flat as we experienced a 1% decline in product sales to our heavy-duty truck customers offset by higher sales to our marine customers.   Notably, the flat sales to our heavy-duty truck customers is a meaningful improvement over the double-digit declines we experienced in the past several quarters. Sales to our truck customers increased approximately 20% versus the first quarter of 2017, which we believe is indicative of a recovery in the truck market.”

Second Quarter 2017 Compared to Second Quarter 2016:

•	Net sales were $47.4 million compared to $39.0 million.

•	Product sales were $36.8 million compared to $36.8 million.

•	Gross margin was 15.5% compared to 16.2%.

•	Operating income was $3.2 million compared to $2.3 million.

•	Net income was $2.2 million, or $0.28 per diluted share, compared with $1.5 million, or $0.19 per diluted share.

First Half 2017 Compared to First Half 2016:

•	Net sales were $84.1 million compared to $84.5 million.

•	Product sales were $73.1 million compared to $79.3 million.

•	Gross margin was 16.5% compared to 18.0%.

•	Operating income was $5.7 million compared to $6.7 million.

•	Net income was $3.8 million, or $0.50 per diluted share, compared with $4.4 million, or $0.57 per diluted share.

Total sales for the second quarter 2017 of $47.4 million were 21% higher than second quarter 2016, primarily due to higher tooling sales for new and replacement programs.  Total sales for the first half of 2017 were essentially flat year-over-year, as higher tooling sales offset a decrease in product sales, which occurred primarily in the first quarter.  Second quarter and first half 2017 gross margin decreases were primarily a result of revenue mix and higher raw material cost.  A portion of the raw material cost increase was caused by unplanned production downtime at a key supplier which resulted in a short-term increase in certain raw material costs.  Higher sales in the second quarter 2017 compared to 2016 and better selling, general and administrative expense leverage increased the Company’s operating and net income amounts compared to second quarter 2016.   While operating and net income amounts for the first half of 2017 were lower than the first half 2016, these results improved in the second quarter of 2017 relative to the first quarter of 2017 as headwinds from the heavy-duty truck market eased.

Financial Position at June 30, 2017:

•	Cash and cash equivalents of $31.1 million.

•	Total assets of $139.4 million.

•	Total debt of $8.3 million.

•	Stockholders’ equity of $101.4 million.

The Company increased its cash position at June 30, 2017 to $31.1 million from $28.3 million at December 31, 2016, as a result of positive cash flows from operations for the year.
Outlook

Mr. Barnett stated, “Looking forward to the second half of 2017, industry sources have raised their forecasts for 2017 and are now predicting North American heavy-duty truck production to be approximately 8% higher for full year 2017 compared to full year 2016.  In addition, industry analysts continue to forecast year-over-year increases for Class 8 truck production in 2018 and

Exhibit 99.1

2019.  We continue to be encouraged about our future growth prospects based on these favorable industry forecasts for the next two to three years.”

Mr. Barnett concluded, “Identifying and evaluating potential opportunities to further diversify into new markets, new materials and new processes remains a top priority for Core Molding. The Company’s consistent free cash flow generation enhances our strong balance sheet, and while we plan to utilize our strong liquidity position to grow via acquisition, we will remain disciplined in evaluating opportunities and executing transactions.  Given the potential for increased demand in our main end-market, we have our sights set on growing organically as well. With stronger demand, focus on continuous improvement efforts to drive efficiencies, and a disciplined approach to acquisitions, we remain optimistic in our ability to build shareholder value in the near and longer term.”

About Core Molding Technologies, Inc.

Core Molding Technologies, Inc. is a manufacturer of sheet molding compound (SMC) and molder of fiberglass reinforced thermoset and thermoplastic materials. Core specializes in large-format moldings and offers a wide range of fiberglass processes, including compression molding of SMC, glass mat thermoplastics (GMT) and bulk molding compounds (BMC); compression and transfer molding of direct long-fiber thermoplastics (D-LFT); spray-up, lay-up, resin transfer (RTM) and vacuum resin transfer molding (V-RTM). Additionally, the company offers reaction injection molding (RIM) of dicyclopentadiene (DCPD). Core serves a wide variety of markets, including the medium and heavy-duty truck, marine, automotive, agriculture, construction and other commercial products markets. Headquartered in Columbus, Ohio, Core maintains plants in Columbus and Batavia, Ohio; Gaffney, South Carolina; Winona, Minnesota; and Matamoros, Mexico. For further information, visit the company’s website at www.coremt.com.

This press release may contain certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies’ operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies’ control. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expect,” “intend,” “plans,” “projects,” “believes,” “estimates,” “encouraged,” “confident” and similar expressions are used to identify these forward-looking statements. These uncertainties and factors could cause Core Molding Technologies’ actual results to differ materially from those matters expressed in or implied by such forward-looking statements. Except as required by law, Core Molding Technologies Inc. undertakes no obligation to update these forward looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this report: business conditions in the plastics, transportation, marine and commercial product industries (including slowdown in demand for truck production); federal and state regulations (including engine emission regulations); general economic, social, regulatory (including foreign trade policy) and political environments in the countries in which Core Molding Technologies operates; safety and security conditions in Mexico; dependence upon certain major customers as the primary source of Core Molding Technologies’ sales revenues; efforts of Core Molding Technologies to expand its customer base; the ability to develop new and innovative products and to diversify markets, materials and processes and increase operational enhancements; the actions of competitors, customers, and suppliers; failure of Core Molding Technologies’ suppliers to perform their obligations; the availability of raw materials; inflationary pressures; new technologies; regulatory matters; labor relations; the loss or inability of Core Molding Technologies to attract and retain key personnel; the Company’s ability to successfully identify, evaluate and manage potential acquisitions and to benefit from and properly integrate any completed acquisitions; federal, state and local environmental laws and regulations; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees; risk of cancellation or rescheduling of orders; management’s decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; inadequate insurance coverage to protect against potential hazards; equipment and machinery failure; product liability and warranty claims; and other risks identified from time to time in Core Molding Technologies’ other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the 2016 Annual Report on Form 10-K.

Exhibit 99.1

Company Contact: John Zimmer Vice President & Chief Financial Officer 614-870-5604 jzimmer@coremt.com	Investor Relations Contact: The Equity Group Inc. Fred Buonocore (212) 836-9607/fbuonocore@equityny.com Kevin Towle (212) 836-9620/ktowle@equityny.com www.theequitygroup.com

(See Accompanying Tables)

Exhibit 99.1

CORE MOLDING TECHNOLOGIES, INC.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, expect per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net sales:
Products	$36,794	$36,813	$73,130	$79,343
Tooling	10,574	2,193	10,984	5,131
Total net sales	47,368	39,006	84,114	84,474

Total cost of sales	40,015	32,683	70,272	69,288

Gross margin	7,353	6,323	13,842	15,186

Total selling, general and administrative expense	4,168	4,016	8,093	8,437

Operating Income	3,185	2,307	5,749	6,749

Interest expense	65	74	129	166

Income before income taxes	3,120	2,233	5,620	6,583

Income tax expense	958	773	1,772	2,233

Net income	$2,162	$1,460	$3,848	$4,350

Net income per common share:
Basic	$0.28	$0.19	$0.50	$0.57
Diluted	$0.28	$0.19	$0.50	$0.57
Weighted average shares outstanding:
Basic	7,687	7,617	7,669	7,602
Diluted	7,752	7,673	7,730	7,640

Exhibit 99.1

Condensed Consolidated Balance Sheets
(in thousands)

	As of 6/30/2017	As of 12/31/2016
Assets:
Cash	$31,062	$28,285
Accounts Receivable, net	22,714	19,551
Inventories, net	12,075	10,912
Other Current Assets	1,937	1,140
Property, Plant and Equipment, net	68,640	70,601
Goodwill	2,403	2,403
Intangibles, net	538	563
Total Assets	$139,369	$133,455

Liabilities and Stockholders' Equity
Current Portion of Long-term Debt	$3,000	$3,000
Accounts Payable	11,131	8,534
Compensation and Related Benefits	4,089	5,004
Tooling in Progress	2,890	1,084
Accrued Liabilities and Other	1,972	2,658
Long-Term Debt	5,250	6,750
Deferred Tax Liability	992	992
Post Retirement Benefits Liability	8,608	8,667
Stockholders' Equity	101,437	96,766
Total Liabilities and Stockholders' Equity	$139,369	$133,455